EXHIBIT 3.3
Amended Certificate of Incorporation of W2 Energy, Inc.

Certificate of Amendment

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Name of Corporation:
W2 Energy, Inc.

The articles have been amended as follows:

ARTICLE IV SHARES OF STOCK - SECTION 4.01 NUMBER AND CLASS

THE AMOUNT OF THE TOTAL AUTHORIZED CAPITAL STOCK FOR THE CORPORATION IS TWO HUNDRED FIFTY MILLION (250,000,000) SHARES WITH A PAR VALUE OF $0.001 DESIGNATED AS COMMON STOCK AND ONE HUNDRED FIFTY MILLION (150,000,000) SHARES WITH A PAR VALUE OF $0.001 DESIGNATED AS PREFERRED STOCK.

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Majority.

4. Effective date of filing (optional): Upon Filing

5. Officer Signature (required): /s/Michael McLaren
                  Michael McLaren, its President

Filed September 15, 2006
In the Office of Dean Heller
Secretary of State